EXHIBIT 21

List of Subsidiaries of Iowa Telecommunications Services, Inc.

Iowa Telecom Communications, Inc., an Iowa corporation

d/b/a Iowa Telecom

Iowa Telecom Technologies, LLC, an Iowa limited liability company

Iowa Telecom Data Services, L.C., an Iowa limited liability company

d/b/a ACG Solutions, LLC

IT Communications, LLC, an Iowa limited liability company

d/b/a Iowa Telecom

IWA Holdings, LLC, an Iowa limited liability company

IWA MC, Inc., an Iowa corporation